Exhibit 10.46
SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (“Agreement”) is entered into by and between Jo-Ann Longworth (“Employee”) and Novelis Corporation (“Novelis”) as a result of a mutual agreement to end the employment relationship. In order to provide for an amicable separation of employment and to provide further assistance in Employee’s transition from employment, Novelis has offered to Employee a separation incentive, and Employee has decided to accept the separation incentive.
     Accordingly, Novelis and Employee agree as follows:
     1. Separation Date. The parties have mutually agreed to terminate their employment relationship effective November 9, 2006 (“Separation Date”). Novelis will continue to pay Employee’s salary and benefits at the current level, less required deductions and withholdings through the end of vacation, with 2006 STIP converted to daily payments through to Separation Date.
     2. Separation Incentive. It is recognized that the employment separation is unplanned and has significant impact on U.S. Immigration status. In consideration, Novelis will provide:
i) In recognition that US Immigration status at the time of termination may impact on the Employee’s choice of destination, Novelis agrees to compensate Employee for the customary company relocation costs (including the one-month miscellaneous payment) associated with your (a) personal relocation from Atlanta to Cleveland or Canada and (b) family from Cleveland to Canada.
ii) In the event that Employee relocates to Canada, Novelis will convert the Employee’s initial home equity to Canadian dollars at the same rate as at the time of the home purchase on an after-tax basis.
iii) Novelis will pay the Special Termination Indemnity Payment associated with the Change of Control agreement no earlier than six (6) months from Separation Date to assure full compliance with IRC Section 409A, and in the event that Employee is a resident of Canada at time of payment, Novelis will reimburse Employee for the grossed-up difference between the U.S. and Canadian tax cost.
iv) Employee’s stock options will expire at Separation Date. Novelis will make a payment to Employee in the gross amount of $70,000 within 30 days of Separation Date.
v) Novelis will reimburse Employee’s 2006 tax preparation costs for U.S. and Canadian (if applicable) filings.
vi) Novelis will also provide to the Employee executive level outplacement service for a period of six (6) months.
     3. D&O Coverage. Employee is entitled, to the maximum extent legally permitted, to be indemnified by Novelis Inc. for all costs, charges and expenses Employee reasonably incurs in connection with any civil, criminal, administrative, investigative, or other proceeding to which Employee is subject due to Employee’s association with Novelis Inc. and Novelis, Inc. will make advances to Employee to cover such costs, charges and expenses on the condition that (a) Employee acted honestly and in good faith with a view to the best interests of the corporation and (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, Employee had reasonable grounds for believing that Employee’s conduct was lawful. If either (a) or (b) in the preceding sentence is not true, then Employee must repay to Novelis, Inc. or its insurance carrier any funds paid to Employee by Novelis Inc. or its insurance carrier for the costs, charges and expenses described in the preceding sentence.
     4. Release. In consideration for the Separation Incentive described in paragraph 2, Employee does hereby voluntarily waive, release, hold harmless, acquit and forever discharge Novelis, its predecessors, parents, subsidiaries and affiliated companies, successors and assigns, and the past, present and future officers, directors, employees, representatives and agents from (i) any and all claims, charges, complaints, demands, damages, lawsuits, actions or causes of action, known or unknown, and of any kind or description whatsoever, which arose prior to the execution of this Agreement; and (ii) any and all claims arising out of or in any way related to Employee’s employment with Novelis; and (iii) any and all claims under any possible legal, equitable, tort, contract, common law, public policy or statutory theory, arising under any federal, state or local law, rule, ordinance or regulation, including but not limited to, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, all as amended to the date of this Agreement, and any other legal action against Novelis which Employee had, has or may have against Novelis in any way arising out of Employee’s employment with Novelis including any claim of which Employee is not aware and those not mentioned in this paragraph 3, as of the date of this Agreement.

     5. Acknowledgment: By signing this Agreement and in connection with the release of any and all claims as set forth in paragraph 3, Employee and Novelis acknowledge, agree and represent that:
(a)	The execution of this Agreement shall not constitute any admission by Novelis that it has violated any federal, state or local statute, ordinance, rule, regulation or common law, or that Employee has any meritorious claims whatsoever against Novelis. On the contrary, Novelis expressly denies that it violated any of Employee’s rights or that it has harmed Employee in any way;

(b)	No promise or inducement has been offered to Employee, except as herein set forth;

(c)	This Agreement is being executed voluntarily and knowingly by Employee and Novelis without reliance upon any statements by others or their representatives concerning the nature or extent of any claims or damages or legal liability therefore;

(d)	This Agreement has been written in understandable language, and all provisions hereof are understood by Employee and Novelis;

(e)	Employee is advised, and has had an opportunity, to consult with an attorney of Employee’s own choosing prior to executing this Agreement;

(f)	Employee will receive, pursuant to this Agreement, consideration in addition to anything of value to which the Employee is already entitled;

(g)	Employee has twenty-one (21) days from the receipt of this Agreement in which to decide whether to enter into this Agreement, sign it and return it to Ken Grillo at Novelis’ Human Resource Department, 6060 Parkland Blvd., Mayfield Heights, Ohio 44124. The Employee may sign this Agreement and return it to Ken Grillo prior to the expiration of the 21-day period;

(h)	Employee has the right to revoke this Agreement during the seven (7) day period by mailing a letter of revocation to Ken Grillo at the above address. Such a letter must be signed and received by Novelis no later than the seventh day after the date on which Employee signed the Agreement. This Agreement shall not become effective or enforceable until the seven (7) day revocation period expires.
     6. Entirety of Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, with the sole exception being the transition from employment letter previously provided to Employee, the terms of which are incorporated herein by reference. This Agreement may not be modified, except in writing signed by Employee and Novelis.
     7. Severability. If any term, condition, clause or provision of paragraph 3 of this Agreement shall be determined by a court of competent jurisdiction to be void or invalid as a matter of law, or for any other reason, then only that term, condition, clause or provision as is determined to be void or invalid shall be stricken from this Agreement and the remaining portions of paragraph 3 shall remain in full force and effect in all other respects.
     IN WITNESS WHEREOF, Employee and Novelis have freely, voluntarily and knowingly executed this Agreement as of the day and year first written above.

/s/ Jo-Ann Longworth	/s/ David Godsell
EMPLOYEE NAME	Novelis Corporation

June 15, 2006	June 15, 2006
Date	Date

/s/ Martha Brooks	/s/ Martha Brooks
Witness	Witness

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